Exhibit 99.1

Silverstar Holdings Reports Record Second Quarter 2008 Results

Second Quarter Revenues up 260% to record $10.8 Million; Adjusted EBITDA $2.1 Million or $0.11 per share

BOCA RATON, FL – February 12, 2008 – Silverstar Holdings, Ltd. (NASDAQ: SSTR), a leading international publisher and developer of interactive entertainment software, reported financial results for the second quarter of fiscal 2008 ended December 31, 2007. The company also reaffirmed its outlook for the full fiscal year ending June 30, 2008.

Second Quarter 2008 Financial Results, as Compared to the Previous and Same Year Ago Quarter:

Revenues for the quarter totaled a record $10.8 million, an increase of 177% from $3.9 million in the previous quarter and a 260% increase from $3.0 million a year ago. The results were driven primarily by the release of 16 SKUs, particularly the highly successful introductions of Jackass and Animal Paradise, each across multiple game platforms and together accounting for approximately 55% of revenues in the quarter. The year ago quarter included only one month of operating results from the company’s new subsidiary, Empire Interactive, due to the timing of its acquisition.

Gross margin increased 2% over the previous quarter to 61%, and increased 3% over a year ago, largely due to increased use of digital distribution, as well as improved sales of higher margin back catalog and republishing product offerings.

Adjusted EBITDA, a non-GAAP measure, totaled $2.1 million or $0.11 per share, as compared to an adjusted EBITDA loss of $1.2 million or ($0.09) per share in the previous quarter and an adjusted EBITDA loss of $0.6 million or ($0.06) per share a year ago. A more detailed discussion and reconciliation of adjusted EBITDA to operating income is included at the end of this release.

Net loss totaled $1.5 million or ($0.08) per share, as compared to a net loss of $4.4 million in the previous quarter or ($0.35) per share and a net loss of $1.3 million or ($0.14) per share a year ago.

“These record results are well in line with our expectations as our game release schedule began to accelerate and we generated positive cash-flow during the quarter,” said Clive Kabatznik, CEO of Silverstar Holdings. “New major releases, combined with strong sales in our Xplosiv value category, contributed to a healthy 61% gross margin for the quarter and a much stronger balance sheet. While revenues were more than double over last year as a result of our acquisition of Empire in December 2006, we expect to realize even more dramatic improvements in the second half of the fiscal year as we continue to build momentum across the board.”

Second Quarter Fiscal 2008 Operational Highlights

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Released 16 SKUs, as compared to seven in the previous quarter, including Jackass (PS2, PSP), Animal Paradise (DS), Speedball II: Brutal Deluxe (Xbox 360), and International Cricket Captain (PS2, PSP).

•	Signed an exclusive UK publishing agreement with Microsoft Corporation under Empire’s value label, Xplosiv, for several classic Microsoft PC games.
•

Signed a publishing agreement to bring the best-selling classic adventure title, Myst, to the Nintendo DS platform in North America in the third quarter of fiscal 2008. This will be the first direct sale product offered by the company’s new North American sales team.

•

Signed an agreement with Valcon Games, LLC to publish and distribute in Europe and all PAL territories the Ultimate Board Game Collection for the PlayStation 2™and PSP™ (PlayStation Portable), and on Wii™ -- the first Wii product to be sold by the company.

•	Back catalog and republishing sales realized record levels due to improved retail channels and broader digital distribution.

Second Half Fiscal 2008 Outlook

“In the second half we will continue to build on our excellent strategic position in the interactive entertainment industry to support our long-term business model,” said Kabatznik. “This model focuses on creating company-owned game franchises, accessing more titles for publishing, and leveraging back catalog titles across both retail and high-growth, high-margin digital distribution channels. The consistent application of this broad based business model should continue to sustain revenue growth, maintain healthy margins, and drive profitability.”

Added Kabatznik, “With more than $2 million invested on software development in the quarter, and $1.8 million of this amount capitalized, the release schedule for the balance of the fiscal year and into 2009 looks strong. We have 26 SKUs planned for release across multiple game platforms during the second half of 2008. Our momentum is accelerating with a particularly strong fourth fiscal quarter in the making.”

The SKUs planned for release in the second half include multi-platform releases of Ford Off Road Racing, Pipe Mania, and Ultimate Board Game Collection, as well as Myst, Hello Kitty, and Jackass for the DS platforms, and Flat Out Ultimate Carnage for PSP and PC.

The company reaffirms its outlook for anticipate revenues in excess of $40 million for the full fiscal year ending June 30, 2008, with adjusted EBITDA in the range of $7 million to $10 million.

Conference Call

Silverstar management will host a conference call today at 4:30 p.m. Eastern Time. A brief presentation by management will be followed by a question and answer period. To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Silverstar Holdings conference call and provide the conference ID.

Domestic callers: 1-800-762-8908

International callers: 1-480-629-1990

Conference ID#: 3837994

Internet Simulcast: http://viavid.net/dce.aspx?sid=00004AC1

The call will be available for replay starting at 7:30 p.m. Eastern Time until March 12, 2008:

Toll-Free Replay number: 1-800-406-7325

International Replay number: 1-303-590-3030

Replay PIN #: 3837994

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

About Silverstar Holdings

Silverstar Holdings Ltd. is an international publisher and developer of interactive entertainment software. It currently owns Empire Interactive, PLC and Strategy First, Inc. Empire Interactive (www.empireinteractive.com) is a leading developer and publisher of interactive entertainment software games, including Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire’s products are delivered on both console and PC platforms. Strategy First (www.strategyfirst.com) is a developer and worldwide publisher of entertainment software for the PC. For more information about Silverstar Holdings visit http://www.silverstarholdings.com.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Reconciliation of Operating Income to Adjusted EBITDA

In addition to other measures, management evaluates operating results based upon an adjusted “EBITDA,” which is defined as operating income before depreciation and amortization, interest expense, income taxes, and stock based compensation, each of which is presented on the company’s Consolidated Statements of Operations. The company’s presentation of adjusted EBITDA, a non-GAAP measure, may not be comparable to similarly titled measures used by other companies. Any of these items could be significant to the company’s financial results. The following table reconciles adjusted EBITDA to operating income for the periods indicated.

	Three Months Ended
	Dec 31
Adjusted EBITDA Reconciliation	2Q 2008	2Q 2007

Operating Loss	$(1,344.6)	$(1,385.9)
Depreciation	47.2	24.9
Amortization of Acquired Intangibles	2322.6	630.8
Amortization of Software Development Costs	958.5	0.0
Stock Based Compensation	132.8	77.6
Shares Issued for Services	24.4	58.7
Adjusted EBITDA	$2,140.9	$(593.8)
Adjusted EBITDA per Share	$0.11	$(0.06)

Weighted Avg. # of Shares Outstanding	19,772	9,431

SILVERSTAR HOLDINGS, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2007	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents (includes restricted cash of $731,675 and $590,990)	$3,239,660	$3,693,149
Cash restricted for foreign tax estimated liability	787,009	1,064,040
Accounts receivable, net	4,554,001	6,908,846
Inventories, net	936,464	900,128
Current portion of long term notes receivable	366,988	256,982
Prepaid expenses and other current assets	406,088	669,730
Assets available for sale	—	505,650
Total current assets	$10,290,210	$13,998,525

Property, plant and equipment, net	437,076	488,031
Software development costs, net	6,714,238	5,183,033
Investments in non-marketable securities	1,131,066	1,143,566
Long term notes receivable	25,351	214,222
Goodwill, net	924,874	890,038
Intangible assets, net	16,672,898	20,611,189
Deferred tax asset	623,158	625,217
Deferred charges and other assets	156,960	631,843
Total assets	$36,975,831	$43,785,664
LIABILITIES
Liabilities and stockholders’ equity:
Current liabilities:
Lines of credit	2,172,176	2,875,472
Notes payable- acquisition	94,061	5,475,179
Earn out notes payable – acquisition	3,916,851	3,847,426
Accounts payable	4,177,405	6,959,835
Accrued royalty expense	2,627,035	2,937,887
Accrued expenses	2,792,851	3,355,852
Deposits on July 2007 private placement	—	630,403
Estimated liability for foreign tax	324,768	616,458
Total current liabilities	$16,105,147	$26,698,512
Convertible secured debenture	1,347,087	4,790,779
Other long-term liabilities	419,753	412,363
Total liabilities	$17,871,987	$31,901,654

Liabilities and stockholders’ equity
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, Class A, $0.01 par value, 50,000,000 shares authorized; 18,990,857 (1,496,700 shares in treasury) and 9,621,891 shares issued and outstanding, respectively	198,060	96,218
Common stock, Class B, $0.01 par value; 2,000,000 shares authorized; 0 shares and 835,260 issued and outstanding, respectively	0	8,353
Common stock, FSAH Class B $0.001 par value; 10,000,000 shares authorized; 0 and 2,671,087 shares issued and outstanding, respectively	0	600
Additional paid-in capital	81,015,079	67,843,919
Accumulated deficit	(62,757,787)	(56,796,978)
Other comprehensive income	648,492	731,898
Total stockholders’ equity	$19,103,844	$11,884,010
Total liabilities and stockholders’ equity	$36,975,831	$43,785,664

SILVERSTAR HOLDINGS, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,
	2007	2006

Net revenues	$10,796,896	$2,960,789
Operating expenses:
Cost of sales	4,217,780	1,252,001
Development costs and royalties	401,603	987,676
Selling, general and administrative	4,193,808	1,451,216
Amortization of software development costs	958,526	—
Amortization of acquired intangibles	2,322,596	630,827
Depreciation	47,173	24,948
	12,141,486	4,346,668
Operating loss	(1,344,590)	(1,385,879)
Other income	100	17,468
Foreign currency (loss) gain	(80,770)	357,409
Gain on sale of fixed assets	90,348	—
Amortization of convertible debt discounts and issuance costs	(123,747)	(171,425)
Interest expense	(133,005)	(257,896)
Interest income	76,356	159,480

Loss from continuing operations before income taxes	(1,515,308)	(1,298,311)
Benefit (provision) for income taxes	1,006	(3,360)
Net loss	($1,514,302)	($1,301,671)

Loss per share:
Basic and diluted	($.08)	($.14)
Weighted average common stock outstanding:
Basic and diluted	19,771,824	9,431,657

Contact:

Silverstar Holdings Ltd.

Clive Kabatznik, President and CEO

Tel 561-479-0040

clive@silverstarholdings.com

Investor Relations:

Liolios Group, Inc.

Matt Glover or Ron Both

Tel 949-574-3860

info@liolios.com